Exhibit 4.37

AMENDED AND RESTATED MARKETING SERVICES AGREEMENT

This Amended and Restated Marketing Services Agreement (the “Agreement”) is dated as of January 1, 2010, by and between Changyou.com Limited, a Cayman Islands corporation (together with its subsidiaries and VIEs, “Changyou”)and Sohu.com Inc., a Delaware corporation (together with its subsidiaries and VIEs other those subsidiaries and VIEs included in the definition of Changyou, “Sohu”). Sohu and Changyou are individually referred to as a “Party,” and together as the “Parties.” Capitalized terms used herein and not otherwise defined will have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Sohu operates a leading Chinese web portal, Sohu.com;

WHEREAS, Changyou develops, operates, and licenses MMORPGs (as defined below), as more completely described in a Registration Statement on Form F-1 first filed publicly by Changyou with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2009 (the “Filing Date”) (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”);

WHEREAS, Changyou subsequently made an initial public offering (“IPO”) pursuant to the IPO Registration Statement;

WHEREAS, Sohu controls the voting power of the outstanding ordinary shares of Changyou;

WHEREAS, Sohu and Changyou have undertaken various advertising and marketing efforts relating to their businesses in accordance with a Marketing Services Agreement dated as of January 1, 2009 (the Predecessor Agreement);

WHEREAS, Sohu and Changyou wish to clarify, modify and redefine the terms and conditions of certain advertising and marketing efforts known as the Specified Transactions (as defined below); and

WHEREAS, Sohu and Changyou desire to clarify and modify the terms and conditions of the Predecessor Agreement and to continue their advertising and marketing efforts in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, and intending to be legally bound, Sohu and Changyou mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following capitalized terms have the meanings given to them in this Section 1.1:

“Affiliate” means any entity that controls, is controlled by, or is under common control with a Party. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. Solely for purposes of this Agreement, however, Changyou and Sohu are deemed not to be Affiliates.

“Agreement” means this Amended and Restated Marketing Services Agreement, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Changyou” will have the meaning set forth in the preamble to this Agreement.

“Changyou Business” means the development, operation and licensing of client-end installed MMORPGs and other support services, as previously conducted by Sohu and as conducted and contemplated to be conducted by Changyou on a world-wide basis as of the date hereof and the date that the IPO Registration Statement becomes effective under the U.S. Securities Act of 1933, as more fully described in the IPO Registration Statement.

“Changyou MMORPGs” means MMORPGs that are owned, controlled or maintained by Changyou or its Affiliates.

“Changyou Links” has the meaning set forth in Section 2.1(a) of this Agreement.

“Changyou Websites” means all websites owned, controlled or maintained by Changyou.

“Deliverables” has the meaning set forth in Section 7.1 of this Agreement.

“IPO” has the meaning set forth in the preamble of this Agreement.

“Inter-Company Agreements” has the meaning ascribed to it in the Master Transaction Agreement.

“Filing Date” has the meaning set forth in the preamble of this Agreement.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties dated as of January 1, 2009, as the same may be amended from time to time.

“MMORPGs” means client-end installed massively multi-player online role-playing games.

“SEC” has the meaning set forth in the preamble to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sohu” has the meaning set forth in the preamble to this Agreement.

“Sohu Websites” means all websites owned, operated or controlled by Sohu, including, without limitation, Sohu.com, Chinaren.com, and 17173.com, but not including Changyou Websites.

“VIE” means a variable interest entity, as such term is defined for the purposes of generally accepted U.S. accounting principles.

ARTICLE II

LINKS AND ADVERTISING SERVICES

2.1 Links and Advertising Services.

(a) Links. Sohu will include at all times while this Agreement is in effect links (such links, collectively, “Changyou Links”) to Changyou’s MMORPGs or to the Changyou.com homepage, on the Sohu.com homepage, in at least as prominent a location as Changyou Links are currently included. Exhibit I is a screenshot showing the two links that Changyou is using as of the date of this Agreement.

(b) Advertising. At all times while this Agreement is in effect, Sohu will provide to Changyou (1) the use of advertising space, and (2) access to certain advertising services. The use of advertising space and the provision of services are related to Changyou’s MMORPGs’ promotional activities in the areas of online advertisements, banners, buttons and other online advertising mediums.

(A)	In particular, Sohu shall provide to Changyou the use of advertising space in certain Specified Transactions as follows (it is the intent of the parties that such use will constitute a rental/licensing of the relevant advertising space from Sohu to Changyou):

(i)	Sohu will provide Changyou with the exclusive use of specific space on the Sohu Websites for the display of banner ads, buttons, and other online advertising mediums as specified in Sohu’s rate card concerning Changyou’s MMORPGs (the “Banner Ads”). In order to do so, Sohu will also provide Changyou with physical storage space and create a “virtual server” on servers, for the Banner Ad files and give Changyou exclusive control and administration over such storage space via the use of separate login username and pass code, and other similar mechanisms. Such storage space shall be treated as leased to Changyou. In addition, the Banner Ads will be served through a separate domain name specific to Changyou. Changyou personnel will design these Banner Ads and have complete and exclusive control over their content and format, subject only to Sohu policies applicable to all advertisers.

(ii)	Sohu will provide Changyou with the use of specific space on the Sohu Websites for the display of promotional articles concerning Changyou’s MMORPGs (the “Soft Ads”). Changyou personnel will write these Soft Ads and have complete control over their content and format, subject only to Sohu policies applicable to all advertisers.

(B)	Changyou will compensate Sohu separately for any incidental services that may be necessary in integrating the Banner Ads and Soft Ads into the Sohu Websites, as well as any other similar incidental services needed in connection with the delivery and dissemination of such Banner Ads and Soft Ads. The determination of such service charges will be separate from the determination of the payments for the use of advertising space for the Banner Ads and the Soft Ads.

(C)	Changyou will compensate Sohu separately for the use of any other advertising space or incidental services related to advertising space not included within the Specified Transactions as described above.

(c) By no later than January 31 of each year, Sohu and Changyou will discuss and agree on the number of Changyou links to be posted, the position of each Changyou Link and the annual quota for Changyou online advertisements, including the Banner Ads and Soft Ads (“Online Advertisements”), on the Sohu Websites. The details of the Online Advertisements, such as the forms, position, period of display, and price, will be determined quarterly based on sales orders within the annual quota as agreed between Sohu and Changyou. If, due to operational requirements, Sohu determines in its reasonable and sole discretion that it needs to make changes to the home page, catalogue pages or channels on the Sohu Websites, and such changes will result in changes to the position and/or size of a Changyou Link and/or an Online Advertisement, then Sohu will notify Changyou in writing of its intended changes fifteen (15) days in advance of making such changes, specifying the revised position and size of the Changyou Link and/or the Online Advertisements. Changyou will, within ten (10) days of receiving the aforementioned notice, confirm its understanding of the same in writing to Sohu. Sohu will make reasonable efforts to accommodate any objections Changyou makes to such changes within such ten-day period, provided that Sohu will be under no obligation to make any such accommodation if Sohu determines, in its sole reasonable discretion, that such accommodation is not practicable. If Changyou fails to reply to Sohu’s notice within the stipulated period, Changyou will be deemed to have accepted the changes.

2.2 Compensation.

(a) Links. In consideration of the rights granted to Changyou in this Section 2, Changyou will pay to Sohu, within 30 days after the end of each calendar quarter, a fee of RMB800,000 for each Changyou link placed on the Sohu.com homepage, subject to Sohu’s providing to Changyou, by the end of each such quarter, an invoice and reasonably detailed documentation. The amount of such fee will be increased (or decreased, as the case may be) effective each January 1 and July 1 in accordance with then-prevailing rates charged in the Peoples’ Republic of China for similar link services between unrelated third parties, as reasonably agreed to by Sohu and Changyou.

(b) Advertising. In consideration of the use of the advertising space on Sohu Websites and incidental services provided to Changyou under this Section 2, Changyou will pay Sohu three separate forms of compensation (together, the “Advertising Fee”):

(A)	A fee for the use of advertising space in the Specified Transactions;

(B)	A fee for any incidental services necessitated by the Specified Transactions; and

(C)	A fee for any other Online Advertisements (exclusive of the Specified Transactions) and incidental services related to such Online Advertisements.

The Advertising Fee will be charged at a discount off the publicly listed rates for advertisements on Sohu Websites then in effect. The discount will be discussed and agreed to by the parties by January 31 of each year. The parties agree that the discount Sohu provides to Changyou will not be less favorable than any Sohu provides to any other third party under similar circumstances. The Advertising Fee will be paid to Sohu within 30 days after the end of each calendar quarter, subject to Sohu’s providing to Changyou, by the end of each such quarter, an invoice and reasonably detailed documentation.

2.3 Sohu Rejections. Sohu reserves the right to reject any Changyou Link that is not reasonably consistent with Sohu’s standards, provided that Sohu notifies Changyou of the reason for rejection and accepts such Changyou Link if the reason for rejection is cured.

ARTICLE III

PROMOTION AND TECHNICAL SERVICES

3.1 Identification as Part of Sohu Group and Use of Sohu Logo. Sohu grants to Changyou the non-exclusive right to use, during the term of this Agreement, the phrase “Changyou.com is a member of the Sohu Group,” or a similar phrase approved by Sohu, and the Sohu logo, as the same may be in use by Sohu from time to time, in all Changyou Websites and in all advertising and promotional materials, including in any Changyou-sponsored advertising. Changyou will pay to Sohu, within 30 days after the end of each calendar quarter, a fee of RMB 6,000,000 for such use of the Sohu logo by Changyou during the quarter, subject to an invoice provided by Sohu.

3.2 Sohu Passport. Sohu will provide all technical services necessary to enable the Changyou Websites to be accessed through Sohu Passport. In consideration of Sohu’s providing such services, Changyou will pay to Sohu, within 30 days after the end of each calendar quarter, a fee of RMB 12.5 for each new Changyou registered MMORPG user obtained through Passport accounts, subject to Sohu’s providing to Changyou, by the end of each such quarter, an invoice and reasonably detailed documentation. The amount of such fee will be increased (or decreased, as the case may be) effective each January 1 and July 1 in accordance with then-prevailing rates charged in the Peoples’ Republic of China for similar services between unrelated third parties, as reasonably agreed to by Sohu and Changyou.

3.3 Sohu PEAK System. Sohu will make available to Changyou Sohu’s PEAK system online payment platform, to allow Changyou MMORPG players to connect from their accounts directly to their payment accounts, to make direct online purchases of virtual prepaid cards or game points for Changyou’s MMORPGs. For such services, Sohu will charge Changyou such amount as does not exceed the then prevailing rates charged by third parties for similar services, the Parties acknowledging that the amount payable to Sohu by Changyou as of the date of this Agreement is 0.9% of the full face value (i.e., not reduced by any discount offered by Changyou to its customers), of the virtual prepaid cards or the full face value of the game points purchased, as applicable. Amounts charged by Changyou to its customers will be collected by Sohu through its PEAK system and transferred to Changyou, less a 0.1% service charge, within 30 days after the end of each calendar quarter.

3.4 Bulletin Board System (BBS). Sohu will build and maintain a BBS for each Changyou MMORPG, and will provide “24/7” hosting and maintenance services for such BBS. In addition, Sohu will provide technical support to help Changyou to manage the BBS. In consideration of Sohu’s providing such services, Changyou will pay to Sohu, within 30 days after the end of each calendar quarter, a fee of RMB100,000 for each BBS site used by Changyou. The parties acknowledge and agree that Sohu currently is operating three BBS sites for Changyou MMORPGs, as shown on Exhibit II to this Agreement. The amount of the fee payable by Changyou to Sohu for such BBS sites and services will be increased (or decreased, as the case may be) effective each January 1 and July 1 in accordance with then-prevailing rates charged in the Peoples’ Republic of China for similar services between unrelated third parties, as reasonably agreed to by Sohu and Changyou.

ARTICLE IV

DOMAIN NAMES

4.1 License. While this Agreement is in effect, Sohu grants to Changyou a license to:

(a) any domain names that Sohu currently owns that at are used by Changyou in connection with Changyou MMORPGs or the Changyou Websites (other than domain names that it has transferred or is required to transfer to Changyou or its Affiliates pursuant to the Master Transaction Agreement or the agreements referenced therein) (Exhibit III is a list of domain names that Changyou is currently using), and

(b) the use of the word “sohu” in domain names that are currently owned or used by Changyou or that Changyou may wish to own in the future, in each case limited to use by Changyou in connection with the development, operation, or promotion of its MMORPG business.

4.2 For the use of such domain names, Changyou will pay to Sohu within 30 days after the end of each calendar quarter, a fee of RMB 300,000 for each of domain name but no more than RMB 1,200,000 in total for up to nine domain names. The amount of such fee will be increased (or decreased, as the case may be) effective each January 1 and July 1 in accordance with then-prevailing rates charged in the Peoples’ Republic of China for similar licenses between unrelated third parties, as reasonably agreed to by Sohu and Changyou.

ARTICLE V

INTELLECTUAL PROPERTY

5.1 Trademark License. Changyou retains all right, title and interest in and to the Changyou Websites, and Changyou’s trademarks, service marks, trade names and logos worldwide. Changyou grants Sohu a non-exclusive limited-use license to use Changyou’s trademarks, service marks, trade names and logos only in connection with placing links to Changyou urls to be provided to Sohu by Changyou, for performing its other advertising and promotional obligations to Changyou as set forth in this Agreement, and for joint promotions of the Sohu and Changyou brands.

5.2 Ownership. Each Party owns and will retain all right, title and interest in its names, logos, trademarks and service marks, copyrights and proprietary technology, including without limitation, those names, logos, trademarks and service marks, copyrights and proprietary technology currently used or any which may be developed in the future. Neither Party will copy, distribute, reproduce or use the other Party’s names, logos, trademarks and service marks, copyrights and proprietary technology except as expressly permitted under this Agreement.

ARTICLE VI

TERM

6.1 Termination. This Agreement may be terminated or amended by mutual written consent of the Parties. In addition, this Agreement will terminate upon the later of:

(c) the date that is three years after the first date upon which Sohu ceases to own in the aggregate at least ten percent (10%) of the voting power of the then outstanding securities of Changyou; and

(d) the fifth anniversary of the date of the Filing Date.

Unless otherwise agreed to by the Parties in writing, the provisions of Article 5 and Articles 7 through 9 will survive indefinitely after the termination of this Agreement.

ARTICLE VII

LIMITATION OF LIABILITY

7.1 No Warranty. Except as expressly stated in this Agreement, all materials, documents, advertising, and services delivered under this agreement (“Deliverables”) are provided “as is.” Except as expressly stated in this agreement, neither party makes any representations or warranties of any kind concerning the Deliverables, express or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement, or the absence of latent or other defects, whether or not discoverable. Neither Party extends any warranties of any kind as to their content and/or websites being error free.

7.2 Limitation of Damages. In no event will either Party, or their directors, officers, agents, employees or affiliates, be liable for incidental, special or consequential damages of any kind, including economic damages or injury to property and lost profits, under any theory of law, regardless of whether such Party is advised, has other reason to know, or in fact does know of the possibility of the foregoing.

ARTICLE VIII

INDEMNITIES

8.1 Intellectual Property. Each Party (“Indemnifying Party”) will indemnify, defend and hold harmless the other Party, and its subsidiaries and variable interest entities (except that, for purposed of this Article VIII,Sohu.com Inc. subsidiaries and variable interest entities will not include Changyou and its subsidiaries and variable interest entity), and their respective directors, officers, employees and agents (“Indemnitees”), against any and all claims, actions, liabilities, losses, and expenses (including reasonable attorneys’ fees) brought by a third party relating to or arising out of any claim that any content provided by such Indemnifying Party and displayed on the Changyou Websites or theSohu Websites constitutes a defamation or invasion of the right of privacy or publicity, or infringement of the copyright, trademark or other intellectual property right, of any third party. This indemnity will specifically not apply to content provided by visitors to the Changyou Websites or Sohu Websites, including, but not limited to, such visitors who use chat rooms, bulletin boards, or other forums that allow visitors to display material that is not within the control of the Indemnifying Party.

8.2 Procedure. The Indemnitee will promptly provide the Indemnifying Party with written notice of any claim which the Indemnitee believes falls within the scope of this Section 8; provided, however, that, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide such prompt notice, such failure to provide prompt notice hereunder will not limit the Indemnitee’s rights under this Section 8. The Indemnitee may, at its own expense, assist in the defense of any such claim if it so chooses, provided that the Indemnifying Party will control such defense and all negotiations relative to the settlement of any such claim.

ARTICLE IX

MISCELLANEOUS

9.1 Consent. No consent or approval of either Party pursuant to this Agreement will be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of the consenting or approving Party (or such other person that the Chief Executive Officer or Chief Financial Officer has specifically authorized in writing to give such consent or approval).

9.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and will supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.3 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, will be construed in accordance with and all disputes hereunder will be governed by the laws of the State of New York, U.S.A., applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof). Each of the Parties hereby submits unconditionally to jurisdiction of, and agrees that venue will lie exclusively in, the federal and state courts located in the City of New York for purposes of the resolution of any disputes arising under this Agreement.

9.4 Amendment. This Agreement may be amended only by mutual written consent of the Parties.

9.5 Notices. Notices and other communications to be given by any Party pursuant to the terms of this Agreement will be given in writing to the respective Parties to the following addresses:

if to Sohu:

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

Attention: Chief Financial Officer

Email: carol@sohu-inc.com

if to Changyou:

East Tower, JinYan Hotel

No. 29 Shijingshan road, Shijingshan

Beijing 100043

People’s Republic of China

Attention: Chief Financial Officer

Email: alex@sohu-inc.com

or to such other address or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination will be sent by hand delivery or recognized overnight courier. All other notices may also be sent by email, confirmed by mail. All notices will be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement.

9.7 Binding Effect; Assignment. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment without such consent will be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with the transfer of substantially all of the Party’s business, whether by sale of substantially all assets, merger, consolidation or otherwise.

9.8 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. None of the provisions of this Agreement are intended to supersede any provision in any other Inter-Company Agreement or any other agreement with respect to the respective subject matters thereof.

[Signatures on Next Page]

WHEREFORE, the Parties have signed this Marketing Services Agreement effective as of the date first set forth above.

SOHU.COM INC.

	By:	/s/ Charles Zhang
Title:	CEO

CHANGYOU.COM LIMITED

	By:	/s/ Tao Wang
Title:	CEO

Exhibit I:

Links Currently Used by Changyou

Exhibit II:

BBS Sites Used by Changyou as of the Date of Agreement

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